Exhibit 99.1

Contacts:

Investor Relations:	Todd W. Garner
Vice President, Investor Relations
(908) 277-8065

Media Relations:	Scott T. Lowry
Vice President and Treasurer
(908) 277-8365

BARD ANNOUNCES SECOND QUARTER RESULTS

MURRAY HILL, NJ — (July 21, 2011) — C. R. Bard, Inc. (NYSE: BCR) today reported 2011 second quarter financial results. Second quarter 2011 net sales were $725.0 million, an increase of 8 percent over the prior-year period on a reported basis, 5 percent on a constant currency basis.

For the second quarter 2011, net sales in the U.S. were $479.9 million, an increase of 3 percent. Net sales outside the U.S. were $245.1 million, an increase of 17 percent on a reported basis, 10 percent on a constant currency basis.

For the second quarter 2011, net loss attributable to common shareholders was ($47.8 million) and diluted loss per share available to common shareholders was ($0.55), reflecting the previously disclosed charge relating to hernia product litigation. Adjusting for this charge and other items that affect comparability of results between periods as detailed in the tables below, second quarter 2011 net income attributable to common shareholders was $141.7 million and diluted earnings per share available to common shareholders were $1.57, an increase of 6 percent and 13 percent, respectively, as compared to second quarter 2010 results.

Timothy M. Ring, chairman and chief executive officer, commented, “The strategic investments we have made over the past couple of years have produced our strongest international sales quarter in quite some time, helping us to meet our adjusted EPS commitment despite a challenging sales period in the United States. We remain focused on the long term and will continue to pursue growth through new product development, geographic expansion and business development.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, NJ, is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to the Cautionary Statement Regarding Forward-Looking Information in our March 31, 2011 Form 10-Q for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

C. R. Bard, Inc.

Consolidated Statements of Operations

(dollars and shares in thousands except per share amounts, unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net sales	$725,000	$673,900	$1,425,300	$1,324,700
Costs and expenses
Cost of goods sold	275,500	251,700	540,300	504,400
Marketing, selling and administrative expense	196,800	189,500	391,100	369,200
Research and development expense	46,900	45,100	94,900	85,700
Interest expense	9,000	2,800	18,100	5,700
Other (income) expense, net	194,100	2,100	194,200	2,000

Total costs and expenses	722,300	491,200	1,238,600	967,000

Income from operations before income taxes	2,700	182,700	186,700	357,700

Income tax provision	50,500	58,000	102,600	111,800

Net (loss) income	(47,800)	124,700	84,100	245,900

Net income attributable to noncontrolling interest	—	100	—	400

Net (loss) income attributable to common shareholders	$(47,800)	$124,600	$84,100	$245,500

Basic (loss) earnings per share available to common shareholders	$(0.55)	$1.31	$0.96	$2.56

Diluted (loss) earnings per share available to common shareholders	$(0.55)	$1.29	$0.94	$2.53

Wt. avg. common shares outstanding - basic	86,200	94,400	85,800	94,900

Wt. avg. common and common equivalent shares outstanding - diluted	86,200	95,600	87,800	96,100

Product Group Summary of Net Sales

(dollars in thousands, unaudited)

	Quarter Ended June 30,				Six Months Ended June 30,
	2011	2010	Change	Constant Currency	2011	2010	Change	Constant Currency
Vascular	$215,200	$187,500	15%	11%	$413,500	$359,900	15%	13%
Urology	182,700	179,700	2%	—	362,200	354,000	2%	1%
Oncology	192,800	178,300	8%	6%	379,200	352,300	8%	7%
Surgical Specialties	110,900	106,200	4%	3%	225,800	215,400	5%	4%
Other	23,400	22,200	5%	4%	44,600	43,100	3%	3%

Net sales	$725,000	$673,900	8%		$1,425,300	$1,324,700	8%

Foreign exchange impact		14,000				12,800

Constant Currency	$725,000	$687,900		5%	$1,425,300	$1,337,500		7%

Reconciliation of (Loss) Earnings

(dollars in millions except per share amounts, unaudited)

	Quarter Ended June 30, 2011
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net (Loss) Income Attributable to Common Shareholders	Diluted (Loss) Earnings per Share Available to Common Shareholders (1)

GAAP Basis	$275.5	$196.8	$46.9	$194.1	$50.5	$(47.8)	$(0.55)
Items that affect comparability of results between periods:
Acquisition related items	(0.1)	(0.7)	—	(0.1)	0.1	0.8
Legal settlements and commitments	—	—	—	(195.5)	6.0	189.5
Restructuring	—	—	—	1.1	(0.3)	(0.8)

Total	(0.1)	(0.7)	—	(194.5)	5.8	189.5	2.10

Adjusted Basis	$275.4	$196.1	$46.9	$(0.4)	$56.3	$141.7	$1.57

	Quarter Ended June 30, 2010
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income Attributable to Common Shareholders	Diluted Earnings per Share Available to Common Shareholders

GAAP Basis	$251.7	$189.5	$45.1	$2.1	$58.0	$124.6	$1.29
Items that affect comparability of results between periods:
Acquisition related items	(1.8)	(2.5)	(0.5)	(1.6)	0.8	5.6
Write-down of receivables	—	(3.8)	—	—	—	3.8

Total	(1.8)	(6.3)	(0.5)	(1.6)	0.8	9.4	0.10

Adjusted Basis	$249.9	$183.2	$44.6	$0.5	$58.8	$134.0	$1.39

	Six Months Ended June 30, 2011
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income Attributable to Common Shareholders	Diluted Earnings per Share Available to Common Shareholders

GAAP Basis	$540.3	$391.1	$94.9	$194.2	$102.6	$84.1	$0.94
Items that affect comparability of results between periods:
Acquisition related items	0.5	(0.9)	(3.0)	(0.3)	1.1	2.6
Legal settlements and commitments	—	—	—	(195.5)	6.0	189.5
Restructuring	—	—	—	1.1	(0.3)	(0.8)

Total	0.5	(0.9)	(3.0)	(194.7)	6.8	191.3	2.14

Adjusted Basis	$540.8	$390.2	$91.9	$(0.5)	$109.4	$275.4	$3.08

	Six Months Ended June 30, 2010
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income Attributable to Common Shareholders	Diluted Earnings per Share Available to Common Shareholders

GAAP Basis	$504.4	$369.2	$85.7	$2.0	$111.8	$245.5	$2.53
Items that affect comparability of results between periods:
Acquisition related items	(2.2)	(3.7)	(0.5)	(1.6)	0.9	7.1
Write-down of receivables	—	(3.8)	—	—	—	3.8

Total	(2.2)	(7.5)	(0.5)	(1.6)	0.9	10.9	0.11

Adjusted Basis	$502.2	$361.7	$85.2	$0.4	$112.7	$256.4	$2.64

(1)	For the quarter ended June 30, 2011, diluted (loss) earnings per share on a GAAP basis does not include approximately 2.4 million common share equivalents primarily from share-based compensation plans because their effect would have been antidilutive. As a result, total per share amounts do not add.

Notes to Reconciliation of (Loss) Earnings

•

For the second quarter 2011, the following items affected the comparability of results between periods: (i) charges of $0.9 million pre-tax for acquisition related items including transaction costs, which consisted primarily of legal and valuation costs, purchase accounting adjustments and integration costs; (ii) charges of $195.5 million pre-tax related to legal settlements and commitments; and (iii) a reversal of $1.1 million of restructuring costs, pre-tax. The net effect of these items increased net loss attributable to common shareholders by $189.5 million, or $2.10 diluted loss per share available to common shareholders.

•

For the second quarter 2010, the following items affected the comparability of results between periods: (i) charges of $6.4 million pre-tax for acquisition related items including purchased research and development, transaction costs, which consisted primarily of legal and valuation costs, purchase accounting adjustments and integration costs; and (ii) a charge of $3.8 million pre-tax for the write-down of public hospital receivables in Greece. The net effect of these items decreased net income attributable to common shareholders by $9.4 million, or $0.10 diluted earnings per share available to common shareholders.

•

For the six months ended June 30, 2011, the following items affected the comparability of results between periods: (i) charges of $3.7 million pre-tax for acquisition related items including purchased research and development, transaction costs, which consisted primarily of legal and valuation costs, purchase accounting adjustments and integration costs; (ii) charges of $195.5 million pre-tax related to legal settlements and commitments; and (iii) a reversal of $1.1 million of restructuring costs, pre-tax. The net effect of these items decreased net income attributable to common shareholders by $191.3 million, or $2.14 diluted earnings per share available to common shareholders.

•

For the six months ended June 30, 2010, the following items affected the comparability of results between periods: (i) charges of $8.0 million pre-tax for acquisition related items including purchased research and development, transaction costs, which consisted primarily of legal and valuation costs, purchase accounting adjustments and integration costs; and (ii) a charge of $3.8 million pre-tax for the write-down of public hospital receivables in Greece. The net effect of these items decreased net income attributable to common shareholders by $10.9 million, or $0.11 diluted earnings per share available to common shareholders.

This press release contains financial measures that are not calculated in accordance with United States generally accepted accounting principles (GAAP). These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the above tables.

This press release includes net sales excluding the impact of foreign exchange. The company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales to both management and the company’s investors.

In addition, this press release includes the following non-GAAP measures: (1) cost of goods sold excluding charges for acquisition related items; (2) marketing, selling and administrative expense excluding charges for acquisition related items and the write-down of public hospital receivables in Greece; (3) research and development expense excluding charges for acquisition related items; (4) other (income) expense, net, excluding charges for acquisition related items, legal settlements and commitments, and a reversal of restructuring costs; (5) income tax provision excluding the tax effect of the items set forth in (1) through (4) above; (6) net (loss) income attributable to common shareholders excluding the items set forth in (1) through (5) above; and (7) diluted (loss) earnings per share available to common shareholders excluding the items set forth in (1) through (5) above.

The company excluded the items described above because they may cause certain statements of operations categories not to be indicative of ongoing operating results, and therefore affect the comparability of results between periods. The company therefore believes that these non-GAAP measures provide an additional and meaningful assessment of the company’s ongoing operating performance. Because the company has historically reported these non-GAAP results to the investment community, management also believes that the inclusion of these non-GAAP measures provides consistency in its financial reporting and facilitates investors’ understanding of the company’s historic operating trends by providing an additional basis for comparisons to prior periods. Management uses these non-GAAP measures: (1) to establish financial and operational goals; (2) to monitor the company’s actual performance in relation to its business plan and operating budgets; (3) to evaluate the company’s core operating performance and understand key trends within the business; and (4) as part of several components it considers in determining incentive compensation.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that they may not be comparable with similar non-GAAP measures used by other companies and that management must exercise judgment in determining which types of charges or other items should be excluded from the non-GAAP information. Management compensates for these limitations by providing full disclosure of each non-GAAP measure and a reconciliation to the most directly comparable GAAP measure. All non-GAAP measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as a replacement for, financial information prepared in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the above tables.

Notes to (Loss) Earnings per Share

(dollars and shares in thousands, except per share amounts, unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
(Loss) Earnings per Share Numerator: GAAP Basis - basic and diluted
Net (loss) income attributable to common shareholders	$(47,800)	$124,600	$84,100	$245,500
Less: Income allocated to participating securities (1)	—	1,400	1,700	2,800

Net (loss) income available to common shareholders	$(47,800)	$123,200	$82,400	$242,700

Earnings per Share Numerator: Adjusted Basis - diluted
Net income attributable to common shareholders	$141,700	$134,000	$275,400	$256,400
Less: Income allocated to participating securities (1)	2,800	1,500	5,400	2,900

Net income available to common shareholders	$138,900	$132,500	$270,000	$253,500

Earnings per Share Denominator:
Wt. avg. common shares outstanding - basic	86,200	94,400	85,800	94,900

Wt. avg. common and common equivalent shares outstanding (2): GAAP Basis - diluted	86,200	95,600	87,800	96,100

Wt. avg. common and common equivalent shares outstanding: Adjusted Basis - diluted	88,600	95,600	87,800	96,100

(Loss) Earnings per Share: GAAP Basis
Basic (loss) earnings per share available to common shareholders	$(0.55)	$1.31	$0.96	$2.56

Diluted (loss) earnings per share available to common shareholders	$(0.55)	$1.29	$0.94	$2.53

Earnings per Share: Adjusted Basis
Diluted earnings per share available to common shareholders	$1.57	$1.39	$3.08	$2.64

(1)	Basic and diluted earnings per share available to common shareholders is calculated using a numerator, which represents the total of net income attributable to common shareholders less income allocated to participating securities.
(2)	For the quarter ended June 30, 2011, diluted (loss) earnings per share on a GAAP basis does not include approximately 2.4 million common share equivalents primarily from share-based compensation plans because their effect would have been antidilutive.